FOR IMMEDIATE RELEASE

          RICHFOOD HOLDINGS, INC. ANNOUNCES CLOSING OF
     WEST POINT, PENNSYLVANIA FACILITY, RESTRUCTURING CHARGE


Richmond, VA, March 4, 1998....Richfood Holdings, Inc. (NYSE:
RFH) today announced that it is restructuring its Pennsylvania frozen foods operations and will close its West Point, Pennsylvania frozen distribution facility. The building will be put up for sale. The Company has excess capacity in its frozen food operations, and the retail grocery customers of the West Point facility will be served from the Company's Harrisburg, Pennsylvania distribution facility.

The restructuring plan will result in a pre-tax charge of approximately $22 - 24 million in the fourth quarter of fiscal 1998. The aggregate charge will include provisions relating to employee termination costs, write-off of goodwill, losses on certain long-term contracts as well as other exit costs and amounts required to record the asset impairment to the West Point facility, writing it down to estimated fair value less selling costs.

John E. Stokely, President and Chief Executive Officer commented, "Richfood believes its success is directly related to the success of the retail customers it serves. We have committed to our customers that we will operate the most efficient and cost effective distribution and logistics network in the industry.
Our obligation to our customers is to continually re-examine the efficiency of our system. The high cost of operations at our West Point facility does not allow us to efficiently serve our customers on the lowest cost basis. We have carefully constructed a distribution and logistics network with excess capacity available for immediate use, and we have the technology in place to seamlessly transfer our customers' business to other facilities. In closing and disposing of the West Point facility, we position our Company to do the identical distribution volume with greater utilization of existing distribution resources.
This move is in the best interest of our customers and our shareholders."

Richfood Holdings, Inc., headquartered in Richmond, Virginia, is the largest wholesale food distributor in the Mid-Atlantic operating region. The Company provides a full range of grocery, dairy, frozen food, produce, meat and non-food items to chain and independent retailers throughout the region. The Company also operates a chain of 16 retail grocery stores in the metropolitan Baltimore area and expects to close its pending acquisition of the operations and assets of Farm Fresh, Inc., a supermarket chain headquartered in Norfolk, Virginia later today.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements are discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


For additional information, contact:

John C. Belknap
Executive Vice President and
Chief Financial Officer
Richfood Holdings, Inc.
(804) 915-6003